Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Nov. 1, 2018

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Higher Third-Quarter Financial Results
Increases Annual Guidance for 2018 Distributable Cash Flow to $1.12 Billion
TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $594.5 million for third quarter 2018 compared to $198.5 million for third quarter 2017. The 2018 results include a $353.8 million gain related to the sale of a portion of the partnership’s ownership interest in BridgeTex Pipeline Company, LLC.
Distributable cash flow (DCF), a non-generally accepted accounting principles (non-GAAP) financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $281.8 million for third quarter 2018 compared to $235.2 million for third quarter 2017. The gain on asset sale has not been included in DCF because it is not related to the partnership’s ongoing operations.
Diluted net income per limited partner unit was $2.60 in third quarter 2018 and 87 cents in third quarter 2017. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-GAAP financial measure, was $2.65 for third quarter 2018, or $1.10 excluding the $1.55 favorable impact of the gain on asset sale. These results were higher than the $1.00 guidance provided by management in early August primarily due to stronger-than-expected crude oil pipeline shipments and condensate splitter results.
“Magellan continues to generate solid financial results from all of our operating segments, and our business fundamentals remain extremely strong,” said Michael Mears, chief executive officer. “Further, our current slate of expansion spending represents a record $2.5 billion of attractive construction projects to expand our pipeline and storage capabilities and generate incremental distributable cash flow for our investors for years to come.”
An analysis by segment comparing third quarter 2018 to third quarter 2017 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined products operating margin was $214.7 million, an increase of $40.9 million, in part due to the impact of MTM adjustments for exchange-traded futures contracts used to hedge the partnership’s commodity-related activities. Financial results from this segment’s fee-based activities also increased between periods.
Transportation and terminals revenue increased $11.0 million driven by higher shipments from strong demand for refined products in large part due to higher distillate demand in crude oil production regions served by the partnership. The current period also benefited from higher average pipeline rates primarily due to the mid-year tariff adjustment of 4.4% on July 1, 2018.
Earnings of non-controlled entities improved due to higher margins and additional volume from Powder Springs Logistics, LLC, which is owned 50% by Magellan and began operations in 2017.
Operating expenses decreased $6.4 million primarily due to more favorable product overages (which reduce operating expenses), partially offset by higher property taxes from a favorable adjustment in the 2017 period and more integrity spending in the current year.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) increased $19.4 million between periods primarily due to the recognition of lower unrealized losses in the current period on open futures contracts used to economically hedge the partnership’s commodity-related activities. Details of these MTM commodity-related and other inventory adjustments can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that physically settled during the quarter, declined slightly between periods.
Crude oil. Crude oil operating margin was $153.9 million, an increase of $38.1 million and a quarterly record for this segment. Transportation and terminals revenue increased $28.8 million primarily due to more spot shipments on the Longhorn pipeline from the favorable pricing differential between the Permian Basin and Houston, resulting in more volume at a higher average rate on Longhorn, as well as increased movements on the partnership’s Houston distribution system. Overall, the average crude rate per barrel decreased between periods due to proportionately more volume on the Houston distribution system, which moves at a lower rate. The current period also benefited from higher contributions from the partnership’s condensate splitter and revenues earned from new storage and ancillary services in conjunction with storage capacity Magellan now contracts from Seabrook Logistics, LLC, which is owned 50% by Magellan.
Earnings of non-controlled entities increased $18.2 million primarily due to higher earnings from BridgeTex, which was owned 50% by Magellan through Sept. 28, 2018 and 30% thereafter. The higher BridgeTex earnings were mainly attributable to new commitments that began in 2018 for recently-added pipeline capacity and more spot shipments due to the favorable pricing differential between the Permian Basin and Houston. The partnership also benefited from higher earnings from Saddlehorn Pipeline Company, LLC, which is owned 40% by Magellan, due to increased shipments associated with a contractual step-up in committed volumes in Sept. 2017 and Sept. 2018 as well as higher earnings from Seabrook Logistics associated with new storage, pipeline and export capabilities Seabrook Logistics placed into service during third quarter 2018.
Operating expenses increased by $14.0 million primarily due to fees paid to Seabrook Logistics for contract storage and ancillary services that Magellan utilized to provide services to its shippers, higher environmental accruals and less favorable product overages.
Marine storage. Marine storage operating margin was $29.0 million, an increase of $3.1 million. Transportation and terminals revenue increased $2.0 million primarily due to higher average storage rates and more ancillary fees reflecting additional customer activity as the prior year was negatively impacted by Hurricane Harvey. Operating expenses declined slightly due to environmental accruals and clean-up work related to the hurricane that negatively impacted the 2017 period.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures, and G&A expense increased because of higher personnel costs resulting from an increase in employee headcount as a result of the partnership’s growth and higher incentive compensation expense due to company performance in 2018.

The 2018 period benefited from the $353.8 million gain on the sale of a 20% interest in BridgeTex whereas the 2017 period recognized an $18.5 million gain on the sale of an inactive terminal along the partnership’s refined products pipeline system. Magellan does not typically seek to sell assets that are generating positive cash flow but takes advantage of opportunities to realize value from time-to-time.
Net interest expense increased as a result of additional borrowings to finance expansion capital spending. As of Sept. 30, 2018, the partnership had $4.3 billion of debt outstanding, following repayment of $250 million of notes due in July 2018, and had $217.4 million of cash on hand with no borrowings outstanding on its commercial paper program.

Expansion capital projects
Magellan remains focused on expansion opportunities and continues to identify new opportunities for future growth. Based on the progress of $2.5 billion of expansion projects already underway, the partnership expects to spend approximately $800 million in 2018, $1.3 billion in 2019 and $400 million in 2020 to complete its current slate of construction projects. These spending estimates include the recently-announced Permian Gulf Coast joint pipeline with Energy Transfer LP, MPLX LP and Delek US Holdings, Inc. to construct a 600-mile pipeline system from the Permian Basin to the Texas Gulf Coast region to be operational in mid-2020. While the final scope is still being determined, as currently contemplated, Magellan is expected to spend approximately $500 million for its share of the joint project.
The final stages of construction activity are in progress for the initial 1 million barrels of storage at the partnership’s joint-venture marine terminal in Pasadena, Texas. Pipeline and dock work are expected to be completed during the remainder of 2018, with this initial phase of Pasadena on target to be operational in January 2019. In addition, substantial progress has been made on the construction of an additional 4 million barrels of storage and supporting infrastructure at Pasadena, with an expected in-service date of January 2020.
Construction is currently underway for the partnership’s East Houston-to-Hearne refined products pipeline, and construction is expected to commence by year-end for the partnership’s Delaware Basin crude oil pipeline. Both of these pipelines are expected to be operational in mid-2019. Pipe steel has been ordered from domestic mills for the partnership’s west Texas refined products pipeline expansion, which is expected to be operational in mid-2020.
In addition, Magellan continues to evaluate well in excess of $500 million of potential organic growth projects in earlier stages of development as well as acquisition opportunities, all of which have been excluded from the partnership’s spending estimates at this time. Potential projects under development include a crude oil pipeline from Cushing, Oklahoma to Houston, a crude oil pipeline from Houston to Corpus Christi, Texas and a crude oil export terminal on Harbor Island in Corpus Christi capable of loading VLCCs, or very large crude carriers.

Financial guidance
As a result of continued strong financial performance to date and the partnership’s expectations for the remainder of the year, management is increasing its annual DCF guidance by $20 million to $1.12 billion for 2018, or approximately 1.25 times the amount needed to pay projected cash distributions for 2018. Management remains committed to its stated goal of increasing annual cash distributions by approximately 8% for 2018.
Based on the continued favorable pricing differential between the Permian Basin and Houston that encourages spot shipments on the Longhorn and BridgeTex pipelines, current guidance assumes spot shipments occur on both pipelines through the remainder of 2018. As a result, volumes are still assumed to average 270,000 barrels per day (bpd) on the Longhorn pipeline and 370,000 bpd on the BridgeTex pipeline for 2018.

The initial term of the partnership’s contracts for the Longhorn pipeline expired on Sept. 30, 2018. Effective Oct. 1, all existing committed shippers either elected to extend their contracts under expiring terms for an additional 2 years or executed new long-term contracts with lower incentive tariff rates and terms up to 10 years. Current guidance assumes an average committed rate of approximately $2 per barrel on the Longhorn pipeline beginning in the fourth quarter of 2018 with an average contract life of 5 years.
Including actual results so far this year, diluted net income per limited partner unit is estimated to be $5.70 for 2018, which results in fourth-quarter guidance of $1.24. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.
Looking further ahead, management continues to target annual DCF growth in the range of 5% to 8% for both 2019 and 2020. Management further intends to manage distribution growth consistent with its expectations for DCF growth for the foreseeable future while maintaining annual distribution coverage of at least 1.2 times, which correspondingly could result in annual distribution growth of 5% to 8% each year as well. Consistent with its historical approach, management plans to provide more specific details related to 2019 guidance early next year in conjunction with reporting year-end 2018 financial results.

Earnings call details
An analyst call with management to discuss third-quarter financial results, outlook for the remainder of 2018 and the status of significant expansion projects is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (888) 220-8451 and provide code 4632297. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Nov. 7. To access the replay, dial (888) 203-1112 and provide code 4632297. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments and the gain associated with the asset sale, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.

Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: plan, goal, target, guidance, believe, estimate, expect, projected, future, may, intend, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects and to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation, storage, blending or processing of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; (4) shut-downs or cutbacks at refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2017 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the heading “Risk Factors.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances learned of or occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2018	2017	2018
Transportation and terminals revenue	$446,935	$488,775	$1,272,845	$1,392,960
Product sales revenue	121,010	144,403	548,634	552,792
Affiliate management fee revenue	4,903	4,842	12,883	15,138
Total revenue	572,848	638,020	1,834,362	1,960,890
Costs and expenses:
Operating	165,368	172,115	442,254	475,256
Cost of product sales	121,819	120,510	440,670	473,781
Depreciation and amortization	49,909	56,228	146,103	161,726
General and administrative	37,202	47,389	120,876	147,235
Total costs and expenses	374,298	396,242	1,149,903	1,257,998
Earnings of non-controlled entities	31,151	53,795	78,173	130,843
Operating profit	229,701	295,573	762,632	833,735
Interest expense	51,895	55,133	154,653	168,535
Interest capitalized	(3,424)	(3,099)	(10,804)	(13,354)
Interest income	(240)	(501)	(788)	(1,460)
Gain on sale of asset	(18,505)	(353,797)	(18,505)	(353,797)
Other expense	549	1,694	3,762	10,299
Income before provision for income taxes	199,426	596,143	634,314	1,023,512
Provision for income taxes	926	1,609	2,678	3,659
Net income	$198,500	$594,534	$631,636	$1,019,853

Basic net income per limited partner unit	$0.87	$2.60	$2.77	$4.47

Diluted net income per limited partner unit	$0.87	$2.60	$2.77	$4.46

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,199	228,397	228,167	228,368

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,260	228,449	228,222	228,412

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2018	2017	2018
Refined products:
Transportation revenue per barrel shipped	$1.521	$1.600	$1.489	$1.524
Volume shipped (million barrels):
Gasoline	75.8	73.4	218.7	219.0
Distillates	41.0	45.6	119.6	132.7
Aviation fuel	6.7	8.1	20.2	21.3
Liquefied petroleum gases	3.9	4.4	9.6	10.4
Total volume shipped	127.4	131.5	368.1	383.4

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.332	$1.266	$1.412	$1.325
Volume shipped (million barrels)	48.4	62.8	137.0	168.4
Crude oil terminal average utilization (million barrels per month)	14.9	16.0	15.5	16.1
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(1)	25.7	36.5	66.4	100.0
Saddlehorn - volume shipped (million barrels)(2)	4.4	6.7	12.1	18.5

Marine storage:
Marine terminal average utilization (million barrels per month)	22.5	22.6	23.4	22.6

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which was owned 50% by Magellan through September 28, 2018 and 30% thereafter.
(2) These volumes reflect the total shipments for the Saddlehorn pipeline, which is owned 40% by Magellan.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2018	2017	2018
Refined products:
Transportation and terminals revenue	$289,030	$300,034	$808,818	$851,492
Affiliate management fee revenue	353	351	1,035	1,000
Earnings (losses) of non-controlled entities	(700)	3,393	(167)	5,614
Less: Operating expenses	118,665	112,279	312,911	319,670
Transportation and terminals margin	170,018	191,499	496,775	538,436
Product sales revenue	107,175	129,926	509,068	513,634
Less: Cost of product sales	103,391	106,756	396,292	434,632
Product margin	3,784	23,170	112,776	79,002
Operating margin	$173,802	$214,669	$609,551	$617,438

Crude oil:
Transportation and terminals revenue	$116,305	$145,118	$329,813	$409,329
Affiliate management fee revenue	3,703	3,463	10,311	11,328
Earnings of non-controlled entities	31,244	49,420	76,388	122,879
Less: Operating expenses	31,163	45,195	89,991	109,963
Transportation and terminals margin	120,089	152,806	326,521	433,573
Product sales revenue	12,370	12,666	34,876	32,387
Less: Cost of product sales	16,630	11,590	37,814	32,401
Product margin	(4,260)	1,076	(2,938)	(14)
Operating margin	$115,829	$153,882	$323,583	$433,559

Marine storage:
Transportation and terminals revenue	$42,501	$44,546	$136,702	$134,892
Affiliate management fee revenue	847	1,028	1,537	2,810
Earnings of non-controlled entities	607	982	1,952	2,350
Less: Operating expenses	17,723	17,178	45,753	52,835
Transportation and terminals margin	26,232	29,378	94,438	87,217
Product sales revenue	1,465	1,811	4,690	6,771
Less: Cost of product sales	1,798	2,164	6,564	6,748
Product margin	(333)	(353)	(1,874)	23
Operating margin	$25,899	$29,025	$92,564	$87,240

Segment operating margin	$315,530	$397,576	$1,025,698	$1,138,237
Add: Allocated corporate depreciation costs	1,282	1,614	3,913	4,459
Total operating margin	316,812	399,190	1,029,611	1,142,696
Less:
Depreciation and amortization expense	49,909	56,228	146,103	161,726
General and administrative expense	37,202	47,389	120,876	147,235
Total operating profit	$229,701	$295,573	$762,632	$833,735

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	September 30, 2018
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$594,534	$2.60	$2.60
Unrealized derivative losses associated with future physical product sales(1)	9,770
Inventory valuation adjustments associated with future physical product transactions	1,907
Excluding commodity-related adjustments(2)	$606,211	$2.65	$2.65

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,397
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,449

(1) Includes our net share of unrealized derivative gains and losses from the partnership's non-controlled entities.
(2) Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		2018
	2017	2018	2017	2018	Guidance

Net income	$198,500	$594,534	$631,636	$1,019,853	$1,302,000
Interest expense, net	48,231	51,533	143,061	153,721	202,000
Depreciation and amortization	49,909	56,228	146,103	161,726	217,000
Equity-based incentive compensation(1)	3,466	7,933	308	15,327	23,000
Loss on sale and retirement of assets	2,250	1,670	7,581	6,256	10,000
Gain on sale of asset(2)	(18,505)	(351,215)	(18,505)	(351,215)	(351,000)
Commodity-related adjustments:
Derivative losses recognized in the period associated with future product transactions(3)	16,797	13,017	13,518	33,945
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period(3)	4,033	(14,993)	(25,493)	(38,894)
Inventory valuation adjustments(4)	(875)	456	4,048	196
Total commodity-related adjustments	19,955	(1,520)	(7,927)	(4,753)	(22,000)
Distributions from operations of non-controlled entities in excess of (less than) earnings	8,635	(506)	19,519	17,107	25,000
Other(5)	849	—	3,749	3,644	4,000
Adjusted EBITDA	313,290	358,657	925,525	1,021,666	1,410,000
Interest expense, net, excluding debt issuance cost amortization	(47,403)	(50,741)	(140,579)	(151,255)	(200,000)
Maintenance capital(6)	(30,737)	(26,143)	(71,832)	(63,103)	(90,000)
Distributable cash flow	$235,150	$281,773	$713,114	$807,308	$1,120,000

(1)
Because the partnership intends to satisfy vesting of unit awards under its equity-based incentive compensation plan with the issuance of limited partner units, expenses related to this plan generally are deemed non-cash and added back for DCF purposes. The equity-based compensation adjustment for the nine months ended September 30, 2017 and 2018 was $14.2 million and $24.6 million, respectively. However, the figures above include adjustments of $13.9 million and $9.3 million, respectively, for cash payments associated with the equity-based incentive compensation plan, which primarily include tax withholdings.

(2)
In September 2018, the partnership recognized a $353.8 million gain from the sale of a portion of its interest in BridgeTex Pipeline Company, LLC, of which $351.2 million has been deducted from the calculation of DCF, as it is not related to the partnership's ongoing operations. The remaining $2.6 million represents a purchase price adjustment related to September operations, and as such is included in DCF.

In September 2017, the partnership recognized an $18.5 million gain in connection with the sale of an inactive terminal along the partnership's refined products pipeline system, which has been deducted from the calculation of DCF because it is not related to the partnership's ongoing operations.

(3)
Certain derivatives used by the partnership as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income. The partnership excludes the net impact of these hedges from its determination of DCF until the related products are physically sold. In the period in which these hedged products are physically sold, the net impact of the associated hedges is included in its determination of DCF.

(4)
The partnership adjusts DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.

(5)
Other adjustments in 2018 include a $3.6 million one-time adjustment recorded to partners' capital as required by the partnership's adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers. The amount represents cash that the partnership had previously received for deficiency payments but did not yet recognize in net income under the previous revenue recognition standard. Other adjustments in 2017 include payments received from HollyFrontier Corporation in conjunction with the February 2016 Osage Pipe Line Company, LLC ("Osage") exchange transaction. These payments replaced distributions the partnership would have received had the Osage transaction not occurred and are, therefore, included in the partnership's calculation of DCF.

(6)
Maintenance capital expenditures maintain existing assets of the partnership and do not generate incremental DCF (i.e. incremental returns to the unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.